Exhibit 4.46

11 July, 2002
ZRV/TPF Fi/dh
KBI-1 23.doc.doc

Deed of Guarantee

Indent 19 Deferred Payment Agreement

This Deed Poll is given on 11 July, 2002 by Open joint stock company “VimpelCommunications” registered at 8 Marta Ulitsa 10, building 14, Moscow 127083, Russia (the “Guarantor”) in favour of Alcatel SEL AG (“Alcatel”) in relation to certain obligations of Open joint stock company “KB Impuls” (the “Company”).

1.

INTERPRETATION

1.1.

Definition

In this Deed:

Business means the business of providing the services of a DCS-1 800 and/or GSM 900 cellular radio telephone network in the city of Moscow and Moscow region and such other regions of the Russian Federation as may be designated by Indent 19;

Deferred Payment Agreement means the Indent 19 deferred payment agreement of even date herewith between the Company and Alcatel;

Dissolution of a person includes the bankruptcy, insolvency, liquidation, winding-up, amalgamation, reconstruction, reorganisation, administration, administrative or other receivership or dissolution of that person, and any equivalent or analogous proceeding by whatever name known and in whatever jurisdiction;

Facility Documents means this Deed, the Deferred Payment Agreement, the Indent 5, Indent 6, Indent 7, Indent 8, Indent 9, Indent 10, Indent 11, Indent 13, Indent 14, Indent 15, Indent 16, Indent 17 and Indent l8Deferred Payment Agreements between Alcatel and the Company dated August 23, 2000, September 7, 2000, December 26, 2000, February 16, 2001, May 9, 2001, 22 June, 2001, 20 July 2001, 5 November 2001, 12 November 2001, 08 January 2002 and again 08 January 2002, 27 March 2002 and 17 April 2002 respectively; the Deeds of Guarantee issued by the Guarantor in respect thereof, the Deferred Payment Agreement between Alcatel and the Company dated May 25, 1996 as amended, the Deed of Guarantee issued by inter alia the Guarantor in respect thereof as amended and the Pledge Agreement between Alcatel and the Company dated May 25, 1996 as amended, in each case as further amended from time to time;

Indent 19 means Annex 5t for Phase 19 (Indent No. 19) to the Frame Contract No. II for supply of Switching, Radio or other Telecommunication Equipment between Alcatel and the Company dated of even date hereof as amended from time to time; and

Proceedings means any proceeding, suit or action arising out of or in connection with this Deed.

1.2.

Construction

The headings shall be ignored in construing this Deed.

2.

Guarantee and Indemnity

2.1.

Guarantee

The Guarantor unconditionally and irrevocably guarantees to Alcatel that, if for any reason at any time or from time to time the Company does not pay any sum due, owing or payable or expressed to be due, owing or payable by it in accordance with the Deferred Payment Agreement to Alcatel by the time, on the date and otherwise in the manner specified (whether on the normal due date, on acceleration or otherwise) in the Deferred Payment Agreement, it will pay that sum upon receipt of a written demand from Alcatel.

2.2.

Guarantor as Principal Debtor

As an original and independent obligation under this Deed and without prejudice to any other provision in this Deed, the Guarantor shall be liable under this Deed as if it were the sole principal debtor and not merely a surety. Accordingly, it shall not be discharged, nor shall its liability be affected, by anything which would discharge it or affect its liability if it were the sole principal debtor including:

2.2.1.

any time, indulgence, concession, waiver or consent at any time given to the Company or any other person;

2.2.2.

any amendment of, supplement to or waiver or release granted under or in connection with any agreement or to any security or other guarantee;

2.2.3.

the making or absence of any demand on the Company or any other person for payment;

2.2.4.

the enforcement, or absence of enforcement, of this Deed or of any security or other guarantee;

2.2.5.

the taking, existence, holding, failure to take or hold, varying, realisation, non-perfection or release by Alcatel or any other person of any security or other guarantee and/or indemnity;

2.2.6.

the Dissolution of the Company or any other person;

2.2.7.

any change in the constitution of the Company;

2.2.8.

the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Company or any other person or which the Company may have at any time against Alcatel, whether in connection with Indent 19, the Facility Documents or otherwise;

2.2.9.

the granting by Alcatel to the Company of any other financial accommodation or the withdrawal or restriction by Alcatel of any financial accommodation, or the absence of any notice to the Guarantor of any such granting, withdrawal or restriction;

2.2.10.

any arrangement or compromise entered into by Alcatel with the Company or any other person; or

2.2.11.

any other thing done or omitted or neglected to be done by Alcatel or any other person or any other dealing, fact, matter or thing (including, but without limitation, any circumstances whatsoever affecting or preventing recovery of amounts due, owing or payable in respect of the Facility Documents) which, but for this provision, might operate to exonerate or discharge the Guarantor from, or otherwise prejudice or affect, the Guarantor’s obligations under this Deed.

2.3.

Guarantor’s Obligations Continuing

The Guarantor’s obligations under this Deed are and will remain in full force and effect by way of continuing security until no sum is or may become due, owing or payable by the Company to Alcatel, and Alcatel has irrevocably received or recovered all sums payable, in respect of the Facility Documents. Furthermore, those obligations of the Guarantor are additional to, and not instead of, any security or other guarantee and/or indemnity at any time existing in favour of any person, whether from the Guarantor or otherwise, and may be enforced without first having recourse to the Company, any other person, any security, other guarantee and/or indemnity without taking any steps or proceedings against the Company or any other person, and without resorting to any other means of payment.

2.4.

Avoidance of Payments

The Guarantor shall within two working days from receipt by the Guarantor of a written demand from Alcatel indemnify Alcatel against any funding or other cost, loss, expense or liability sustained or incurred as a result of it being required for any reason (including any bankruptcy, insolvency, winding-up or similar law of any jurisdiction) to refund all or part of any amount received or recovered by it in respect of the sums payable by the Company in respect of the Deferred Payment Agreement and shall in any event pay to Alcatel within two working days from receipt by the Guarantor of a written demand from Alcatel that amount so refunded by it.

2.5.

Suspense Accounts

For the purpose of enabling Alcatel to maximise its recoveries in any actual or potential Dissolution, any amount received or recovered or realised by Alcatel (otherwise than as a result of a payment by the Company) in respect of any sums payable by the Company in respect of the Facility Documents may be placed by Alcatel in an interest bearing suspense account without any obligation on its part to apply the same in or towards the discharge of sums due in respect of the Facility Documents and without any right on the part of the Guarantor to sue the Company or any other surety or to prove in the Dissolution of the Company or any other surety in competition with or so as to diminish any advantage that would or might come to Alcatel, or to treat the liability of the Company or any other surety as diminished. That amount may be kept there (with any interest earned being credited to that account) unless and until Alcatel is satisfied that it is not obliged to pay any further sum and that it has irrevocably received or recovered its share, all interest accrued thereon and any other sums payable to it.

2.6.

Indemnity

As separate, independent and alternative stipulations, the Guarantor unconditionally and irrevocably agrees:

2.6.1.

that any sum which, although expressed to be payable by the Company to Alcatel in respect of the Facility Documents, is for any reason (whether or not now existing and whether or not now known or becoming known to any party) not recoverable from the Guarantor on the basis of a guarantee shall nevertheless be recoverable from it as if it was the sole principal debtor and shall be paid by it to Alcatel upon receipt by the Guarantor of a written demand from Alcatel whether or not it has attempted to enforce any rights against the Company or any other person or otherwise; and

2.6.2.

as a primary obligation to indemnify Alcatel and to keep Alcatel indemnified against any loss, cost, expense or liability of whatever kind suffered by it as a result of any sum expressed to be payable by the Company in accordance with the Facility Documents not being paid by the time, on the date and otherwise in the manner specified in the Facility Documents or any payment obligation of the Company being or becoming void, voidable, ineffective or unenforceable for any reason (whether or not now existing and whether or not now known or becoming known to any party and including, but without limitation, all reasonable legal and other costs, charges and expenses reasonably incurred by Alcatel in connection with preserving or enforcing its rights under this Deed).

2.7.

Taxes

All sums payable by the Guarantor under this Deed shall be paid free of any restriction or condition and free and clear of and (except to the extent required by law) without any deduction or withholding for or on account of Taxes or any counterclaim. If (i) the Guarantor is required by law at any time to deduct or withhold any Relevant Taxes from any sum paid or payable by it under this Deed or (ii) Alcatel (or any person on its behalf) is required by law to make any payment of or in respect of any Relevant Tax (except on account of Tax on the overall net income of Alcatel or such person) on or calculated by reference to the amount of any sum received or receivable by it under this Deed (a) the Guarantor shall notify Alcatel of any such requirement or any change in such requirement as soon as the Guarantor becomes aware of it, (b) the Guarantor shall pay the required deduction, withholding or payment to the appropriate authority before the date on which penalties attach thereto, (c) the Guarantor shall pay such additional amount as is necessary to ensure that Alcatel receives on the due date and retains free from any liability (other than taxes on its overall net income) a sum equal to that which it would have received and so retained had no such deduction or withholding been required or made and (d) forthwith after the due date of any payment referred to in (b) above, the Guarantor shall deliver to the Company evidence satisfactory to Alcatel that such payment has been made (including all relevant Tax receipts if they are available).

For the purposes of this Clause 2.7, Relevant Tax means any Tax imposed by any authority of or within (i) Russia, (ii) any jurisdiction claiming the right to impose any Tax by virtue of any connection between the Guarantor and that jurisdiction, or (iii) any other jurisdiction from or through which any payment under this Deed is made and Tax includes any present or future tax, levy, impost, duty, charge, deduction or withholding of any nature, and any interest or penalty in respect thereof.

2.8.

Release of Deed

Any release, settlement, discharge or arrangement between Alcatel and the Guarantor (a Release) shall be subject to the condition that if any payment or satisfaction made or security or guarantee given in relation to any sums guaranteed hereunder by a person other than the Guarantor (a Relevant Transaction) shall be avoided, reduced or invalidated by virtue of any applicable law or for any reason whatsoever, then such Release shall, to the extent of such avoidance, reduction or invalidation, be void and of no effect, and Alcatel may recover immediately the value or amount, or (as the case may be) the reduction in value or amount, thereof from the Guarantor as if such Release had not occurred.

2.9.

Preservation of Guarantee

2.9.1.

The obligations of the Guarantor hereunder shall not be affected by the bankruptcy or Dissolution of the Company or by any other act omission matter or thing which but for this provision might operate to release or otherwise exonerate the Guarantor from their respective obligations hereunder or affect such obligations.

2.9.2.

The Guarantor hereby undertakes that it will not claim in any proceedings brought by Alcatel to enforce the Guarantors obligations hereunder that the Company be made a party to the proceedings.

2.9.3.

The Guarantor shall continue to be bound by this Deed whether or not that Guarantor is made a party to legal proceedings brought by Alcatel against the Company for the recovery of any monies which are guaranteed hereunder and whether or not the formalities under any statute or law whether existing or future in regard to the rights and obligations of sureties shall or shall not have been observed.

2.10.

Exercise of Guarantor’s Rights

The Guarantor represents and warrants that it has not taken or received any security from the Company or any other surety for or in respect of its obligations under this Deed. The Guarantor shall not take or receive any security from the Company or any other surety for or in respect of any of their obligations under this Deed. So long as any sum remains to be lent or remains payable under any Facility Document:

2.10.1.

any right of the Guarantor, by reason of the performance of any of its obligations under this Deed, to be indemnified by the Company, to prove in respect of any liability in the Dissolution of the Company or to take the benefit of or enforce any security or other guarantee shall (and shall only) be exercised and enforced only in such manner and on such terms as Alcatel may require; and

2.10.2.

any amount received or recovered by the Guarantor (a) as a result of any exercise of any such right or (b) in the Dissolution of the Company shall be held in trust for Alcatel and immediately paid to Alcatel.

2.11.

No Right of Subrogation

Until all sums which are guaranteed hereunder have been discharged and satisfied in full the Guarantor shall not:

2.11.1.

be subrogated to any rights of Alcatel arising in respect of the Facility Documents, or in respect of any proof in the Dissolution of the Company, or otherwise howsoever or

2.11.2.

in respect of any moneys payable or paid under this Deed, seek to enforce repayment from the Company or any other surety, whether by subrogation, indemnity, contribution or otherwise, or to exercise any other right, claim or remedy of any kind which may accrue to it in respect of the amount so paid or payable or

2.11.3.

claim payment of any other moneys for the time being due to it by the Company or any other surety on any account whatsoever, or exercise any other right, claim or remedy which it has in respect thereof provided that the Guarantor may claim such payments in respect of contracts made in the ordinary course of business of the Company to the extent that such claims do not and cannot reasonably be expected to restrict the Company from making payments due under the Facility Documents or

2.11.4.

be entitled to any right of a surety (including any right of contribution from any other surety) discharging, in whole or in part, its liability in respect of the principal debt or

2.11.5.

be entitled to have or exercise any right as a surety (including any right of contribution from any other surety) in competition with Alcatel or

2.11.6.

claim any set-off or assert any counterclaim against the Company or any other surety in relation to any liability of the Guarantor to the Company or any other surety.

2.12.

No Competing Proofs

Until all sums which are guaranteed hereunder have been discharged and satisfied in full, the Guarantor shall not in the event of the Dissolution of the Company or any other surety, claim or prove in competition with Alcatel, or accept any direct or indirect payment or distribution, in respect of any moneys owing to the Guarantor by the Company or any such other surety on account of this Deed whatsoever.

2.13.

Currency

(a)

All payments to be made under this Deed shall be made in Euro, and strictly in accordance with the Deferred Payment Agreement.

(b)

The Guarantor may make a payment in Roubles to the K-type Account in Citibank T/O, Moscow, of a Non-Resident Bank (each as defined in the Indent 19 Deferred Payment Agreement) in respect of its obligations under this Deed. Notwithstanding the foregoing, the obligations of the Guarantor under this Deed will be discharged only to the extent that Alcatel actually receives (after any fees, commissions, expenses, conversion charges, costs and other amounts have been deducted (whether on account of banking services or otherwise)) into its account in Germany (to be notified by Alcatel to Guarantor) an amount in Euros equal to the amount due by the Guarantor hereunder.

(c)

If, under any applicable law, whether pursuant to a judgment against the Guarantor or the Dissolution of the Guarantor or for any other reason, any payment under or in connection with this Deed is made or falls to be satisfied in a currency (the Other Currency) other than the currency in which the relevant payment is expressed to be payable (the Required Currency), then, to the extent that the payment actually received by Alcatel (when converted into Required Currency at the rate of exchange on the date of payment or, if it is not practicable for Alcatel to make the conversion on that date, at the rate of exchange as soon afterwards as it is practicable to do so or, in the case of a Dissolution, at the rate of exchange on the latest date permitted by applicable law for the determination of liabilities in such Dissolution) falls short of the amount expressed to be due or payable under or in connection with this Deed, the Guarantor shall, as an original and independent obligation under this Deed, indemnify and hold Alcatel harmless against the amount of such shortfall. For the purpose of this Clause 2.13, rate of exchange means the rate at which Alcatel is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any commission, premium and other costs of exchange and Taxes payable in connection with such purchase.

2.14.

Default Interest

If the Guarantor fails to pay any sum payable by them under this Deed on the due date for payment, the Guarantor shall pay interest on such sum from time to time outstanding including the due date up to the date of actual payment (both before and after any judgment) at the rate applicable to that sum immediately prior to such date. Such interest shall be calculated and payable on the same basis as interest on delayed payments due and payable by the Company in accordance with inter alia article 7.2 of the Deferred Payment Agreement.

2.15.

Communications

Any notice, request, demand or communication under or in connection with the matters contemplated by this Deed shall be sent by letter or fax to the Guarantor at:

Open joint stock company “Vimpel-Communications”

8 Marta Ulitsa 10, building 14

Moscow 125083, Russia

Fax No.: +7 095 214 0962

Attention The President

Communications will take effect, in the case of letters, when delivered, or in the case of fax when dispatched provided that the dispatch was between 9.30 a.m. and 5.30 p.m. (Moscow time) on a day (a business day) on which banks generally are open for banking business in the place of receipt of the relevant notice (excluding Saturdays, Sundays and public holidays) failing which it shall be deemed to have been received if despatched prior to 9.30 a.m. on a business day at the commencement of business on that business day and if despatched after 5.30 p.m. on a business day or at any time on a non-business day at the commencement of business on the next business day. Communications not by letter shall be confirmed by letter but failure to send or receive that letter shall not invalidate the original communication.

2.16.

Remedies and Waivers

No delay or omission on the part of Alcatel in exercising any right, power or remedy provided by law or under this Deed shall impair such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy. The single or partial exercise by Alcatel of any right, power or remedy provided by law or under this Deed shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies provided in this Deed are cumulative with, and not exclusive of, any rights, powers and remedies provided by law.

2.17.

Invalidity

If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither:

2.17.1.

the legality, validity or enforceability in that jurisdiction of any other provision of this Deed nor

2.17.2.

the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Deed, shall be affected or impaired.

2.18.

Guarantor Default

Notwithstanding any payment (or attempt to make a payment) by the Company or the Guarantor to a K-type Account of a Non-Resident Bank (as defined in the Indent 19 Deferred Payment Agreement), and notwithstanding any other provision of this Deed or the Indent 19 Deferred Payment Agreement, the Guarantor shall ensure that Alcatel receives into its account in Germany an amount in Euros that is sufficient to satisfy the obligations of the Company under the Indent 19 Deferred Payment Agreement. If, for whatever reason, Alcatel fails to receive into its account in Germany an amount in Euros that is sufficient to satisfy the obligations of the Company under the Indent 19 Deferred Payment Agreement, such failure shall constitute a default by the Guarantor under this Deed.

2.19.

Transfers

2.19.1.

The Guarantor may not assign, transfer or novate any of its rights and/or obligations under this Deed.

2.19.2.

Alcatel may, at any time, assign, transfer and/or novate all or any of its rights and/or obligations under this Deed.

3.

Representations and Warranties

The Guarantor represents and warrants to and for the benefit of Alcatel as follows:

3.1.

Powers

It has the power to enter into, exercise its rights and perform and comply with its obligations under this Deed.

3.2.

Obligations Binding

Its obligations under this Deed are valid, binding and enforceable.

3.3.

Authorisation and Consents

All action, conditions and things required to be taken, fulfilled and done in order:

3.3.1.

to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Deed and to make payments under this Deed in Euro (and, as the case may be, in Roubles to the K-type Account described in Clause 2.13(b)) (other than, with respect to a payment in Euro, a permission of the Central Bank of the Russian Federation); and

3.3.2.

to ensure that those obligations are valid, legally binding and enforceable have been taken, fulfilled and done.

Upon the occurrence of an Event of Default (as defined in the Indent 19 Deferred Payment Agreement), at the request of Alcatel the Guarantor shall obtain a license, consent or other permission from the Central Bank of the Russian Federation to make payments in Euros under this Deed.

3.4.

Repetition

Each of the representations and warranties in Clauses 3.1 to 3.3 of this Deed will be correct and complied with in all material respects so long as any sum remains to be lent or remains payable under any Facility Document as if repeated then by reference to the then existing circumstances.

4.

Confidentiality

4.1.

All communications between the Guarantor, the Company, Alcatel and/or any of them and all information and other materials supplied to or received by any of them from the others which is either marked “confidential’ or is by its nature intended to be for the knowledge of the recipient alone, and all information concerning the business transactions and the financial arrangements of the parties or the Company with any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient shall be kept confidential by the recipient unless or until the recipient party can reasonably demonstrate that any such communication, information and material is, or part of it is, in the public domain through no fault of its own, whereupon to the extent that it is in the public domain or is required to be disclosed by law or in pursuance of employment duties or to auditors or professional advisers, this obligation shall cease.

4.2.

The Guarantor shall use all reasonable endeavours to procure the observance of the above-mentioned restrictions by the Company and shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only itself and such of its employees and directors whose duties will require them to possess any of such information shall have access thereto, and will be instructed to treat the same as confidential.

4.3.

The obligation contained in this Clause 4 shall endure, even after the termination of this Deed, without limit in point of time except and until such confidential information enters the public domain as set out above.

4.4.

Notwithstanding Clauses 4.1 to 4.3, the Guarantor and/or the Company and orAlcatel may at any time disclose any such information and communications to their subsidiaries or holding companies on a “need to know” basis.

5.

EXPENSES AND STAMP DUTY

The Guarantor shall pay:

5.1.

Initial Expenses: on demand, all costs and expenses (including Taxes thereon and legal fees) reasonably incurred by Alcatel in connection with the preparation, negotiation or entry this Deed and/or any amendment of, supplement to or waiver or consent in respect of this Deed requested by or on behalf of the Deed (whether or not entered into or given)

5.2.

Enforcement Expenses: on demand, all costs and expenses (including taxes thereon and legal fees) incurred by Alcatel in the administration of, or by Alcatel in protecting or enforcing (or attempting to protect or enforce) any rights under this Deed and/or any such amendment, supplement, waiver or consent and

5.3.

Stamp Duty: promptly, and in any event before any interest or penalty becomes payable, any stamp, documentary, registration or similar tax payable in connection with the entry into, registration, performance, enforcement or admissibility in evidence of this Deed and/or any such amendment, supplement or waiver, and shall indemnify Alcatel against any liability with respect to or resulting from any delay in paying or omission to pay any such tax.

6.

EVIDENCE

6.1.

Loan Accounts

The entries made in the accounts maintained by Alcatel in accordance with its usual practice shall be prima facie evidence of the existence and amounts of the obligations of the Guarantor recorded in them.

6.2.

Certificates

A certificate by Alcatel as to any sum payable to it under this Deed, and any other certificate, determination, notification or the like of Alcatel provided for in this Deed, shall be conclusive save for manifest error. Any such certificate as to any sum shall set out the basis of computation of that sum in reasonable detail but shall not be required to disclose any information reasonably considered to be confidential.

7.

Counterparts

This Deed has been executed in 3 (three) counterparts in the English language. A Russian language version of this Deed may be prepared at a future time in which case 3 (three) counterparts in the Russian language shall then be concluded. In the event of conflict between the English language and Russian language versions the English language shall prevail. The Guarantor and Alcatel shall retain a signed counterpart in each language.

8.

Governing Law

8.1.

Governing Law

This Deed shall be governed by and construed in accordance with the laws of England.

8.2.

Arbitration Clause

Any dispute which cannot be settled amicably shall be finally settled under the rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators, designated in accordance with the said rules. The award shall be finally binding on the Parties. The arbitration shall take place in Geneva in English.

In witness whereof this Deed Poll has been executed as a deed on the date stated at the beginning.

Open joint stock company “Vimpel-Communications”

Signed: _____________________________________

Name: ______________________________________

Signed: _____________________________________

Name (Chief Accountant): ______________________